Exhibit 99.1

Meade Instruments Corp. 6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A. (949) 451-1450 • FAX: (949) 451-1460 • www.meade.com

Meade Instruments Corp.	The Piacente Group, Inc.
Paul Ross, CFO	Shelley Young
Tel: 949-451-1450	Tel: 212-481-2050
Fax: 949-451-1460	Email: shelley@tpg-ir.com

MEADE INSTRUMENTS ANNOUNCES NONCOMPLIANCE WITH
NASDAQ’S AUDIT COMMITTEE COMPOSITION REQUIREMENTS

IRVINE, Calif. — February 18, 2009 — Meade Instruments Corp. (Nasdaq GM: MEAD), a leading designer and manufacturer of telescopes and other optical products, today announced that on February 11, 2009, the Company notified Nasdaq that, as a result of the resignations of Harry Casari and James Chadwick from the Company’s board of directors and its audit committee, the audit committee is not comprised of at least three independent directors as required by Nasdaq Marketplace Rule 4350(d)(2)(A).  Timothy McQuay, an existing director, was appointed to fill one of the vacancies on the Audit Committee.

The Company also received a Nasdaq Staff Deficiency Letter on February 17, 2008 acknowledging that the Company does not currently meet the audit committee composition requirement set forth in Nasdaq Marketplace Rule 4350(d)(2)(A), and that Nasdaq has provided the Company with a cure period to regain compliance until the earlier of the Company’s next annual shareholders’ meeting or January 31, 2010; or if the next annual shareholders’ meeting is held before July 30, 2009, then the Company must evidence compliance no later than July 30, 2009.  The Company intends to seek a new director to appoint to its audit committee by the date of its 2009 annual meeting of stockholders.  However, if the Company is unable to identify such a candidate by the end of the cure period, the Company could be delisted from the Nasdaq Stock Market as a result.

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company’s future operating results and financial position.   Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation, whether the Company will find a new qualified independent director within the timeframe prescribed by Nasdaq and other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission.  For additional information, please refer to the Company’s filings with the Securities and Exchange Commission.

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